EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President,
Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces 2005 Earnings

Fourth Quarter EPS up 55% versus prior year, or 18% as adjusted

ANN ARBOR, Michigan, February 21, 2006: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2005, each ended January 1, 2006.

Fourth Quarter and Fiscal 2005 Highlights:

(dollars in millions, except per share data)	Q405	FY05
Revenues	$457.4	$1,511.6
Net income	$40.2	$108.3
Weighted average diluted shares	68,304,808	68,654,573
Diluted earnings per share, as reported	$0.59	$1.58
Items affecting comparability (see page two)	$(0.14)	$(0.12)

Diluted earnings per share, as adjusted	$0.45	$1.46

•	Revenues were down 4.4% for the fourth quarter, due primarily to the negative impact of the 53rd week in 2004 and were up 4.5% for the full year, driven primarily by increases in revenues in all business segments.

•	Net income was up $13.2 million for the fourth quarter and up $46.0 million for the full year, driven primarily by a gain recognized from the sale of an equity investment in our master franchisee in Mexico. Net income was also favorably impacted by higher same store sales and store counts, higher volumes in our distribution business, lower food and insurance costs and lower interest expense, offset in part by increases in general and administrative costs, including the adoption of the SFAS 123R stock option expensing standard in 2005, and the impact of the 53rd week of 2004.

•	Diluted EPS was $0.59 for the fourth quarter, or $0.45 adjusted for the $0.14 related to items affecting comparability (as further described on page two and in the Comments on Regulation G beginning on page 6). Diluted EPS was $1.58 for the full year, or $1.46 adjusted for the $0.12 related to items affecting comparability. The diluted EPS of $0.45 and $1.46 represented increases of 18.4% and 30.4% compared to diluted EPS of $0.38 and pro forma diluted EPS of $1.12 in the prior year periods. These increases in earnings per share measures benefited from both increased net income and reduced diluted shares outstanding.

Fourth Quarter and Fiscal 2005 Highlights (continued):

	Q405	FY05
Same store sales growth (versus prior year period)
Domestic Company-owned stores	3.3%	7.1%
Domestic franchise stores	1.5%	4.6%

Domestic Stores	1.7%	4.9%

International stores	3.8%	6.1%

Net store growth
Domestic Company-owned stores	7	1
Domestic franchise stores	59	83

Domestic Stores	66	84
International stores	68	238

Total	134	322

Store count at 2005 year end		8,079

Global retail sales growth (versus prior year period)
Domestic Stores	(2.7)%	4.5%
International stores	5.9%	15.1%

Total	0.1%	7.8%

More…

Domino’s Pizza: FY05 Earnings Release, Page Two

•	Global retail sales increases were driven primarily by increases in global store growth and strong same store sales results, offset in part by the negative impact of the 53rd week in the fourth quarter of 2004 (estimated as a 2 percentage point impact for the full year).

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “Fiscal 2005 was truly a special year for Domino’s Pizza and our shareholders. For our domestic business, it was our twelfth consecutive year without a negative annual same store sales comparison. Our international business continued its string of 48 consecutive quarters of same store sales growth. Virtually every element of our plan came together in 2005. Strong products and promotions, backed by increased advertising, resonated with our customers. Significant increases in volumes created operational challenges for us, and our operators at both Team USA and our franchised stores did a good job of responding to the challenge. And, our international team continued to make a strong contribution with extraordinary store growth and overall, produced another banner year.”

Items Affecting Comparability

The table below presents the items that affect comparability between 2005 and 2004 financial results. Management believes that including such information is critical to the understanding of our financial results for the fourth quarter and full year 2005 as compared to similar periods in 2004.

	Fourth Quarter			Full Year
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2005 items affecting comparability:
SFAS 123R expenses (1)	$(1,183)	$(738)	$(0.01)	$(2,925)	$(1,828)	$(0.03)
Netherlands charges (2)	(2,838)	(2,838)	(0.04)	(2,838)	(2,838)	(0.04)
CFO separation expenses	(932)	(576)	(0.01)	(1,139)	(707)	(0.01)
Gain on sale of equity investment	22,084	13,655	0.20	22,084	13,655	0.20

Total 2005 items affecting comparability	$17,131	$9,503	$0.14	$15,182	$8,282	$0.12

2004 items affecting comparability:
53rd week adjustment	$5,310	$3,305	$0.05	$5,310	$3,305	$0.05
Lease accounting corrections	(2,823)	(1,757)	(0.03)	(2,823)	(1,757)	(0.03)
IPO expenses (3)	—	—	—	(22,749)	(14,161)	(0.20)

Total 2004 items affecting comparability	$2,487	$1,548	$0.02	$(20,262)	$(12,613)	$(0.18)

(1)	Had SFAS 123R been adopted in fiscal 2004, the Company would have recorded approximately $1.1 million (or $693,000 after-tax) of non-cash compensation expenses in fiscal 2004 related to stock options.
(2)	The charges incurred related to Company-owned operations in the Netherlands were not tax affected due to the uncertainty of the ability to utilize net operating loss carryovers related to the Netherlands in the future.
(3)	IPO expenses include the expenses outlined in the pro forma earnings per share calculation table in the Pro Forma EPS discussion below (with the exception of the $5.8 million of hypothetical interest expense reductions assuming the IPO occurred at the beginning of fiscal 2004, which are not included in the table).

The Company’s reported financial results in 2005 are not comparable to the reported financial results in 2004 due to several factors, including:

(i)	expenses incurred in 2005 related to the adoption of SFAS 123R (stock option expensing standard),

(ii)	charges incurred in 2005 related to the Netherlands operations,

(iii)	expenses incurred in 2005 related to the departure of the Company’s former CFO, primarily comprised of non-cash compensation expenses and a cash separation obligation,

(iv)	the gain in 2005 on the sale of the equity investment in our Mexican master franchisee,

(v)	the estimated effect on income of the 53rd week in 2004,

(vi)	charges incurred in 2004 related to the change in accounting for leases, and

(vii)	expenses incurred in connection with the Company’s 2004 initial public offering, which are outlined in the pro forma earnings per share calculation table in the Pro Forma EPS discussion below (with the exception of the $5.8 million of hypothetical interest expense reductions assuming the IPO occurred at the beginning of fiscal 2004, which are not included in the table above).

More…

Domino’s Pizza: FY05 Earnings Release, Page Three

Conference Call Information

Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its 2005 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight March 21, 2006 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 3419091. The web cast will be archived for 30 days on www.dominos.com.

Board Declares Fourth Quarter Dividend and Increase in 2006 Dividend

The Company’s fourth quarter dividend, in the amount of 12 cents per share, will be paid on March 30, 2006 to shareholders of record as of the close of business on March 15, 2006. This is a 20% increase from the previous dividend of 10 cents per share. On an annualized basis, the fourth quarter dividend equates to an approximate 1.8% dividend yield, based on the Company’s closing stock price of $26.29 on February 17, 2006.

Brandon commented on the Company’s strong cash flow and increased dividend: “This announcement marks the second increase we have made in our dividend payment, which reinforces an important aspect of our business model. We generate a significant amount of free cash flow, and we deploy it in a variety of ways to drive shareholder returns. We also used some of our cash this year to repurchase shares, as well as a greater-than-planned level of debt reduction.”

The Company Announces its Annual Meeting of Shareholders

The Company’s Board of Directors set the date of its 2006 annual meeting of shareholders as well as the record date for that meeting. The 2006 shareholders’ meeting will be held on Wednesday, May 3, 2006, at 10:00 a.m. (Eastern), at Domino’s Pizza World Resource Center at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan. The record date for the annual meeting is March 24, 2006. Only shareholders of record on that date are entitled to vote at the meeting.

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but management believes these ranges to be appropriate and achievable over the long term.

Year-over-Year Growth
Domestic same store sales	1% – 3%
International same store sales	3% – 5%
Net units	200 – 250
Global retail sales	4% – 6%
Net income	11% – 13%

Company Adopts Option Expensing Standard in 2005

During the fourth quarter of 2005, the Company adopted SFAS No. 123R, Share-Based Payment (SFAS 123R). The Company retroactively adjusted the financial information in the first, second and third quarters of 2005 to reflect the adoption as if it happened at the beginning of fiscal 2005. In connection with the adoption of SFAS 123R, the Company recorded non-cash compensation expense of approximately $446,000 (or $278,000, net of tax) in the first quarter, approximately $432,000 (or $280,000, net of tax) in the second quarter, approximately $864,000 (or $532,000, net of tax) in the third quarter and $1.2 million (or $738,000, net of tax) in the fourth quarter. For the full year 2005, these non-cash compensation charges totaled approximately $2.9 million (or $1.8 million, net of tax), or approximately 2.7 cents per diluted share.

More…

Domino’s Pizza: FY05 Earnings Release, Page Four

Charges related to Company-owned Netherlands operations

During the fourth quarter of 2005, the Company incurred charges totaling approximately $2.8 million (these charges were not tax affected), or 4.1 cents per diluted share for fiscal 2005, related to its Netherlands operations. These charges consisted of goodwill and asset impairments of approximately $2.2 million, as well as losses from store closings and store sales and other charges totaling approximately $0.6 million.

Sale of Equity Investment in Mexican Master Franchisee

During the fourth quarter of 2005, the Company sold its equity investment in Alsea S.A. de C.V., its master franchisee in Mexico. In connection with this transaction, the Company received proceeds of approximately $25.5 million and recorded a gain of approximately $22.1 million ($13.7 million net of tax) in the fourth quarter of 2005, or 19.9 cents per diluted share for fiscal 2005.

Pro Forma EPS

Pro forma diluted earnings per share for fiscal 2004 were $1.12. Diluted earnings per share data, as reported, for the 2005 and 2004 fiscal years are disclosed in the accompanying condensed consolidated statements of income.

Management believes it is helpful to investors to be presented with a pro forma EPS number for 2004 which is based on its capital structure and anticipated ongoing financing and related costs following the completion of the Company’s initial public offering. As a result, the Company is providing pro forma EPS amounts for full year 2004, assuming that the following transactions occurred at the beginning of 2004:

(i)	the reclassification of previously outstanding Class A Common Stock and Class L Common Stock into Common Stock; and

(ii)	the issuance of the 9,375,000 shares issued in the IPO and the redemption of $109.1 million of senior subordinated notes, resulting in a reduction of interest expense of approximately $2.1 million ($1.3 million after-tax) in each of the first two fiscal quarters of 2004 and $1.6 million ($1.0 million after-tax) in the third fiscal quarter of 2004.

Further, for pro forma purposes, the Company has eliminated certain non-recurring costs recognized in the third quarter of 2004 related to the IPO including:

(i)	the $10.0 million payment made to an affiliate of our former majority shareholder to terminate the management agreement between that affiliate and the Company; and

(ii)	the $9.0 million premium on the redemption of the senior subordinated notes and the $3.7 million write-off of related debt discount and deferred financing costs.

More…

Domino’s Pizza: FY05 Earnings Release, Page Five

The following table reconciles net income, as reported to pro forma net income, and also presents the diluted weighted average shares of common stock outstanding used to determine pro forma diluted earnings per share. The denominator in the pro forma diluted EPS calculations below assumes that the capital structure in place after our IPO was in place for all of fiscal 2004.

(In thousands, except per share data)	Fiscal 2004
Net income, as reported	$62,287
Adjustments (pre-tax):
Reduction in interest expense from debt retirement	5,775
Elimination of payment to terminate management fee	10,000
Elimination of bond premium	9,001
Write-off of deferred financing fees and bond discount	3,748

Total adjustments (pre-tax)	28,524
Tax effect	(10,768)

Total adjustments (net of tax)	17,756

Pro forma net income	$80,043

Weighted average shares outstanding – diluted	71,287

Pro forma earnings per share – diluted	$1.12

The following table reconciles diluted EPS, as reported to pro forma diluted EPS.

Fiscal 2004
Earnings per share – diluted, as reported	$0.81
Impact of pro forma adjustments	0.25
Impact of the reclassification of the Class L conversion and issuance of common stock assuming the IPO occurred at the beginning of the year	0.06

Pro forma earnings per share – diluted	$1.12

See Comments on Regulation G.

Liquidity

As of January 1, 2006, the Company had:

•	$737.7 million in total debt,

•	$66.9 million of cash and cash equivalents,

•	approximately 72% of outstanding borrowings contractually fixed, including the effect of interest rate derivatives,

•	no borrowings under its $125.0 million revolving credit facility, and

•	letters of credit issued under its revolving credit facility of $30.5 million.

During fiscal 2005, the Company:

•	voluntarily repaid $40.0 million of senior credit facility borrowings,

•	borrowed and subsequently repaid $40.0 million of borrowings on its revolving credit facility that along with cash from operations were used to repurchase approximately 4.4 million shares of the Company’s common stock for $75.0 million during the second quarter of 2005, and

•	repaid $0.3 million in other borrowings.

More…

Domino’s Pizza: FY05 Earnings Release, Page Six

The Company’s average 2005 borrowing rate was 5.8%. Additionally, subsequent to year end, the Company voluntarily prepaid $35.0 million of senior credit facility borrowings. After considering this payment, the Company is not required to make the next scheduled principal payment of $1.1 million until March 31, 2007. The Company is not required to make principal payments on its senior subordinated notes until 2011.

The Company incurred $28.7 million in capital expenditures during 2005, including approximately $7.6 million relating to the completion of the renovation of its world headquarters.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles, was $112.5 million in 2005.

(in thousands)	Fiscal 2005
Net cash provided by operating activities (as reported)	$141,197
Capital expenditures (as reported)	(28,689)

Free cash flow	$112,508

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal years and the significant changes in the Company’s capital structure resulting from the 2004 IPO. Additionally, the Company has included metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS less the items affecting comparability discussed on page two. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted earnings per share. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company also uses “Pro Forma EPS,” calculated based on “Pro Forma Net Income,” which are both non-GAAP financial measures. The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods and for comparison with other companies in the industry. While management believes that these non-GAAP financial measures will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide such non-GAAP financial measures following the fourth quarter of 2005.

Additionally, the Company uses “Free Cash Flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flow is available to be used for de-levering, making acquisitions, paying dividends, repurchasing shares or similar uses of cash.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

More…

Domino’s Pizza: FY05 Earnings Release, Page Seven

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in international local currency sales.

About Domino’s

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,079 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.0 billion in 2005, comprised of $3.3 billion domestically and $1.7 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: FY05 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
(In thousands, except per share data)	January 1, 2006	% of Total Revenues	January 2, 2005	% of Total Revenues
Revenues:
Domestic Company-owned stores	$120,085		$122,960
Domestic franchise	49,473		51,426
Domestic distribution	246,970		262,827
International	40,871		41,314

Total revenues	457,399	100.0%	478,527	100.0%

Cost of sales:
Domestic Company-owned stores	96,055		102,394
Domestic distribution	222,547		239,255
International	21,433		21,193

Total cost of sales	340,035	74.3%	362,842	75.8%

Operating margin	117,364	25.7%	115,685	24.2%
General and administrative	58,977	12.9%	55,478	11.6%

Income from operations	58,387	12.8%	60,207	12.6%

Interest expense, net	(15,458)	(3.4)%	(15,725)	(3.3)%
Other	22,084	4.8%	(1,081)	(0.2)%

Income before provision for income taxes	65,013	14.2%	43,401	9.1%

Provision for income taxes	24,817	5.4%	16,384	3.4%

Net income	$40,196	8.8%	$27,017	5.7%

Earnings per share:
Common stock – diluted	$0.59		$0.38

Domino’s Pizza: FY05 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
(In thousands, except per share data)	January 1, 2006	% of Total Revenues	January 2, 2005	% of Total Revenues
Revenues:
Domestic Company-owned stores	$401,008		$382,458
Domestic franchise	161,857		155,030
Domestic distribution	819,097		792,026
International	129,635		116,983

Total revenues	1,511,597	100.0%	1,446,497	100.0%

Cost of sales:
Domestic Company-owned stores	319,072		313,586
Domestic distribution	739,300		718,937
International	67,937		60,293

Total cost of sales	1,126,309	74.5%	1,092,816	75.6%

Operating margin	385,288	25.5%	353,681	24.4%

General and administrative	186,184	12.3%	182,302	12.6%

Income from operations	199,104	13.2%	171,379	11.8%

Interest expense, net	(47,937)	(3.2)%	(60,487)	(4.2)%
Other	22,084	1.5%	(10,832)	(0.7)%

Income before provision for income taxes	173,251	11.5%	100,060	6.9%

Provision for income taxes	64,969	4.3%	37,773	2.6%

Net income	$108,282	7.2%	$62,287	4.3%

Earnings per share:
As reported:
Class L common stock – diluted	N/A		$5.57
Common stock – diluted	$1.58		$0.81

Pro forma:
Common stock – diluted	N/A		$1.12

Domino’s Pizza: FY05 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	January 1, 2006	January 2, 2005
Assets
Current assets:
Cash and cash equivalents	$66,919	$40,396
Accounts receivable	74,437	73,138
Inventories	24,231	21,505
Advertising fund assets, restricted	35,643	32,817
Other assets	20,116	21,635

Total current assets	221,346	189,491

Property, plant and equipment, net	131,455	136,883

Other assets	103,550	120,973

Total assets	$456,351	$447,347

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$35,304	$25,295
Accounts payable	60,330	55,350
Advertising fund liabilities	35,643	32,817
Other accrued liabilities	86,108	76,205

Total current liabilities	217,385	189,667

Long-term liabilities:
Long-term debt, less current portion	702,358	755,405
Other accrued liabilities	47,593	52,155

Total long-term liabilities	749,951	807,560

Total stockholders’ deficit	(510,985)	(549,880)

Total liabilities and stockholders’ deficit	$456,351	$447,347

Domino’s Pizza: FY05 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
(In thousands)	January 1, 2006	January 2, 2005
Cash flows from operating activities:
Net income	$108,282	$62,287
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	32,415	31,705
(Gains) losses on sale/disposal of assets	(18,998)	1,194
Amortization of deferred financing costs and debt discount	3,020	7,808
Provision for deferred income taxes	343	8,761
Other, net	5,050	1,491
Changes in operating assets and liabilities	11,085	(1,060)

Net cash provided by operating activities	141,197	112,186

Cash flows from investing activities:
Capital expenditures	(28,689)	(39,763)
Proceeds from sale of equity investment	25,532	1,614
Other, net	3,294	1,879

Net cash provided by (used in) investing activities	137	(36,270)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	40,000	92
Repayments of long-term debt and capital lease obligation	(80,343)	(180,708)
Proceeds from issuance of common stock, net	1,084	119,779
Proceeds from exercise of stock options	5,553	1,305
Tax benefit from exercise of stock options	21,504	1,276
Purchase of common stock	(75,000)	(1,773)
Distributions	—	(16,880)
Dividends	(26,899)	(4,464)
Other	(482)	(1,254)

Net cash used in financing activities	(114,583)	(82,627)

Effect of exchange rate changes on cash and cash equivalents	(228)	716

Increase (decrease) in cash and cash equivalents	26,523	(5,995)

Cash and cash equivalents, at beginning of period	40,396	46,391

Cash and cash equivalents, at end of period	$66,919	$40,396

###